Exhibit 10.17

PRE- RETIREMENT SPLIT DOLLAR AGREEMENT

THIS PRE-RETIREMENT SPLIT DOLLAR AGREEMENT (the “Agreement”) is adopted as of the __ day of _________ 20__ (the “Effective Date”), by and between Investors Community Bank, a Wisconsin banking association located in Manitowoc, Wisconsin (the “Company”), and [_________] (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently an employee and officer of the Company;

WHEREAS, to encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive’s life, and the Company will pay life insurance premiums from its general assets; and

WHEREAS, in consideration of entering into this Agreement, the Executive is hereby waiving all rights and interests under the Survivor Income Benefit Agreement previously entered into by the parties.

NOW, THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE 1
GENERAL DEFINITIONS

The following terms shall have the meanings specified:

1.1“Annual Base Salary” means the Executive’s annual rate of base pay, excluding bonuses, special payments or equity-based compensation.  For purposes of this Agreement, Annual Base Salary will include amounts voluntarily deferred pursuant to Company deferred compensation plans.

1.2“Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.3“Insured” means the Executive.

1.4“Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.5“Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.6“Policy” means the specific life insurance policy issued by the Insurer.

1.7“Termination of Employment” means that the Executive has incurred a separation of service (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the guidance and regulations issued thereunder) and ceases to be employed by the Company for any reason.

ARTICLE 2
POLICY OWNERSHIP/INTERESTS

2.1Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the remaining death proceeds of the Policy after payment of the Executive’s Interest as provided herein. The Company shall at all times be entitled to the Policy’s cash surrender value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Company and any applicable Policy surrender charges. The cash surrender value shall be determined as of the date of the surrender of the Policy or death of the Executive, as the case may be.

2.2Executive’s Interest.The “Executive’s Interest” shall mean an amount equal to the lesser of (i) the Executive’s Annual Base Salary; or (ii) the Net Death Proceeds, in each case as determined at Executive’s time of death. Notwithstanding the preceding, neither the Executive, the Executive’s transferee, nor the Executive’s beneficiary shall have any rights with respect to all or any portion of the Policy following the Executive’s Termination of Employment, unless such Termination of Employment is due to death or Disability, in which such events this Agreement shall remain in place.

ARTICLE 3
PREMIUMS

3.1Premium Payment. The Company shall pay any premiums due on the Policy.

3.2Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the amount of current life insurance protection payable to the Executive’s beneficiary. The “life insurance premium factor” is the minimum amount required to be imputed under Treasury Regulation § 1.61-22(d)(3)(ii), or any subsequent applicable authority.

3.3Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis by adding the economic benefit to the Executive’s Form W-2, or, if applicable, Form 1099.

ARTICLE 4
BENEFICIARY DESIGNATION

4.1The Executive shall have the right and power to designate one or more “Beneficiary” or “Beneficiaries” to receive the Executive’s Interest payable upon the death of the Executive, and to elect and change a payment option for such Beneficiary, subject to any right or interest the Company may have in such proceeds, as provided in this Agreement.

4.2A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new Beneficiary Designation Form naming the former spouse as Beneficiary is filed after the date the dissolution decree is entered.

4.3In the event the Insured fails to designate a Beneficiary, any benefits hereunder shall be payable to the estate of the Insured.

ARTICLE 5
INSURER

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1Claims Procedure. Company shall notify Executive if Executive makes a claim for benefits under this Agreement in writing, within 90 days of Executive’s written application for benefits, of his eligibility or noneligibility for benefits under the Agreement. If Company determines that the Executive is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for the denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Executive to perfect his claim, and a description of why it is needed, and (d) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Executive wishes to have the claim reviewed. If Company determines that there are special circumstances requiring additional time to make a decision, Company shall notify the Executive of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2Review Procedure. If the Executive is determined by Company not to be eligible for benefits, or if the Executive believes that he or she is entitled to greater or different benefits, the Executive shall have the opportunity to have such claim reviewed by Company by filing a petition for review with Company within 60 days after receipt of the notice issued by Company. The petition shall state the specific reasons the Executive believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by Company of the petition, Company shall give the Executive (and counsel, if any) an opportunity to present his or her position to Company verbally or in writing, and the Executive (or counsel) shall have the right to review the pertinent documents. Company shall notify the Executive of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Executive and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of Company, but notice of this deferral shall be given to the Executive.

ARTICLE 7
AMENDMENTS AND TERMINATION

This Agreement will automatically terminate upon the Executive’s Termination of Employment for any reason other than the Executive’s death or Disability. This Agreement may be amended or terminated, in whole or in part, by the Company at its sole discretion.

ARTICLE 8
MISCELLANEOUS

8.1Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2Assignment. The executive may not, without the prior written consent of the Company, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

8.3No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.4Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF WISCONSIN AND THE SUBSTANTIVE LAWS OF THE STATE OF WISCONSIN SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN ASHLAND COUNTY, WISCONSIN, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.5Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement, subject to the terms and conditions of this

Agreement, including the amendment and termination rights provided in ARTICLE 7, as of the date such action.

8.6Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.7Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.8Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)Interpreting the provisions of this Agreement;

(b)Establishing and revising the method of accounting for this

(c)Agreement;

(d)Maintaining a record of benefit payments; and

(e)Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

8.9Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.10Survivor Income Benefit Agreement.  As of the Effective Date, that certain Survivor Income Benefit Agreement, entered into by and between the executive and the Company is hereby cancelled, null and void, and the Executive shall have no rights or interests thereunder.

[Signature Page to Split Dollar Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE:COMPANY:

THE BANK

By:

EXECUTIVE
Title:

SPLIT DOLLAR POLICY

ENDORSEMENT BANK NAME

SPLIT DOLLAR AGREEMENT

Policy No. Insured:

Pursuant to the terms of the THE BANK SPLIT DOLLAR AGREEMENT dated __________ 1, 20XX, the undersigned Owner requests that the above-referenced policy issued by Northwestern Mutual Life (“Insurer”) provide for the following beneficiary designation and limited contract ownership rights to the Insured:

1.Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.

2.Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to:

PRIMARY BENEFICIARY, RELATIONSHIP, SOCIAL SECURITY NUMBER

CONTINGENT BENEFICIARY, RELATIONSHIP, SOCIAL SECURITY NUMBER

The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

3.It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

4.Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at __________County, Wisconsin as of this ____day of _____________, 20XX.

INSURED:OWNER:

THE BANK

By:

EXECUTIVE
Print Name: